EXHIBIT 99.1
March 31, 2022

First Guaranty Bancshares, Inc. Letter to Shareholders

Dear Shareholders,

What a difference a year makes or maybe two years. Net income from the first quarter 2022 is expected to be in excess of $7,500,000 or over $7,000,000 after payment of the preferred stock dividends. This compared to $5,023,000 for the first quarter of 2021 (no preferred stock) and $3,825,000 for the first quarter of 2020. In the two-year period, net income for the first quarter increased almost 100%.

Additionally, due to the 10% stock dividends in December 2019 and December 2021 at the current rate, your dividend income for 2022 should be approximately 21% higher than it was in 2019.

Meanwhile, the market value per share has increased from $17.08 as of February 28, 2020, to $21.16 as of February 28, 2022, an increase of 23.9%. Remembering that you now have 10% more shares than you had in 2020, the increase in your market value per share is actually 36.3%.

All of that is great. We must now continue our success. We all are dedicated to and determined to enhance our shareholder value. Our loan pipeline continues to be strong, and we are working hard to develop additional loans. Our expansion into West Virginia and Kentucky has been very successful to date. We will continue to work to increase revenue and reduce expense. We have a very strong team at First Guaranty. We are all working toward the same goal.

We hope you enjoy your 115th consecutive quarterly dividend.

If you have any questions, please do not hesitate to contact me. Thank you for your attention.

Sincerely,

Alton B. Lewis
President/CEO

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.